Ford

NEWS

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FOR IMMEDIATE RELEASE

FORD REDUCES NORTH AMERICAN VEHICLE PRODUCTION
AS PART OF ACCELERATED ‘WAY FORWARD’ TURNAROUND

•  21 percent fourth-quarter reduction is part of aggressive realignment of North American production - laying the groundwork for Ford’s accelerated Way Forward turnaround.

•  Bill Ford: “We know this decision will have a dramatic impact on our employees, as well as our suppliers. This is, however, the right call for our customers, our dealers and our long-term future.”

•  Further actions aimed at accelerating Ford’s turnaround will be announced in September.

DEARBORN, Mich., Aug. 18, 2006 - Ford Motor Company [NYSE: F] announced an aggressive reduction of North American production as part of its broader efforts to accelerate the pace of its Way Forward turnaround.

The company said it is reducing North American fourth-quarter production by 21 percent - or 168,000 units - compared with the fourth quarter a year ago. The revised plan also reduces the company’s previously announced third-quarter plan by 20,000 units.

Bill Ford, the company’s chairman and CEO, outlined the decision to cut production in a note to employees, explaining the decision is part of broader efforts to accelerate the company’s North American turnaround and saying full details of additional actions will be announced in September.

“We know this decision will have a dramatic impact on our employees, as well as our suppliers,” Bill Ford told employees. “This is, however, the right call for our customers, our dealers and our long-term future.”

For full-year 2006, Ford now plans to produce 3.048 million vehicles at its North American assembly plants - 1.134 million cars and 1.914 million trucks - a 9 percent reduction from 2005.

The revised production plan is expected to sharply reduce the supply of several models and reduce pressure on sales incentives and dealer inventory carrying costs. The plan also reflects expectations for lower industry sales of light trucks and truck-based sport utility vehicles, as high gasoline prices are expected to continue to encourage demand for more fuel-efficient passenger cars and crossovers.

Mark Fields, executive vice president and Ford’s president of The Americas, said the “tough-but-important” reduction in production plans underscores the seriousness with which the company is approaching its North American turnaround.

“We are basing our business plans on the customer, and we are determined to match production and inventories with consumer demand,” Fields said. “In doing so, we'll reduce incentive spending and inventory carrying costs for our dealers - with the intent to improve residual values for our customers and stabilize operating patterns for our plants and our suppliers.”

The revised 2006 production plan is summarized in the table below:

	2006 Production				Over/(Under) 2005
	Cars	Trucks	Total		Cars	Trucks	Total
	(000)	(000)	(000)		(000)	(000)	(000)

First Quarter	316	560	876		52	(84)	(32)
Second Quarter	328	569	897		34	(42)	(8)
Third Quarter	255	395	650	*	45	(123)	(78)
Fourth Quarter	235	390	625		(13)	(155)	(168)

Full Year	1,134	1,914	3,048		118	(404)	(286)

*The previously announced third-quarter plan was 670,000 vehicles (255,000 cars and 415,000 trucks).

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The new production plan will result in downtime at several assembly plants between now and the end of the year, including: St. Thomas, Ontario (Ford Crown Victoria and Mercury Grand Marquis), Chicago (Ford Five Hundred and Freestyle and Mercury Montego), Wixom, Mich. (Lincoln Town Car), Louisville, Ky. (Ford Explorer and Mercury Mountaineer), Michigan Truck in Wayne, Mich. (Ford Expedition and Lincoln Navigator), Twin Cities, Minn. (Ford Ranger) and all F-Series truck plants (Kansas City, Mo.; Norfolk, Va., Dearborn and Kentucky Truck in Louisville).

The following plants are expected to operate on straight time or overtime based on consumer demand: Hermosillo, Mexico (Ford Fusion, Mercury Milan and Lincoln MKZ), AutoAlliance International in Flat Rock, Mich. (Ford Mustang), Oakville, Ontario (Ford Edge, Lincoln MKX and Ford Freestar), Wayne, Mich. (Ford Focus), Kansas City, Mo. (Ford Escape and Mercury Mariner), Ohio Assembly in Avon Lake, Ohio (Ford Econoline) and Atlanta (Ford Taurus).

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and more than 100 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

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Aug. 18, 2006

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